FingerMotion Reports Q1 2027 Financial Results

SINGAPORE / Newsfile Corp. / July 16, 2026 – FingerMotion, Inc. (NASDAQ: FNGR) (“FingerMotion” or the “Company”), a mobile services, data and technology company, is pleased to report its financial results for the first quarter of fiscal 2027 for the period ended May 31, 2026. To review the full financial results, please view the Company's recent 10-Q filing at www.sec.gov/edgar/search or on the Company's website at https://www.fingermotion.com/investor-relations/sec-filings/all, which should be read in connection with this news release.

Q1 2027 Financial Summary (results expressed in US$ unless otherwise indicated):

•	Reported quarterly revenue of $650,089 which was a decrease of $7,808,654 in revenues of 92% compared to Q1 2026. The decrease was primarily due to lower revenue in its Telecommunications Products & Services business;
•	Reported Telecommunications Products and Services revenue of $502,672 in Q1 2027, compared to approximately $8,311,354 in Q1 2026, which was a decrease of $7,808,582 or 94% compared to Q1 2026;
•	Reported Marketplace Platform and Digital Commerce Infrastructure Solutions revenue of $11,939 in Q1 2027, compared to $10,938 in Q1 2026, which was up 9% from Q1 2026;
•	Reported Advanced Technology and Platform Solutions revenue of $135,478 in Q1 2027, compared to $109,241 in Q1 2026, which was up 24% compared to Q1 2026;
•	Reported Data and Analytics Platform Solutions revenue of $0 in Q1 2027, which was a decrease of $27,310 or 100% compared to Q1 2026.
•	Reported quarterly cost of revenue of $441,611, which was a decrease of $7,864,611 or 95% compared to Q1 2026;
•	Reported gross profit of $208,478, compared to $152,521 in Q1 2026, which was an increase of $55,957 or 37% compared to Q1 2026;
•	Reported operating expenses of $2,1412,559 in Q1 2027, compared to $2,141,451 in Q1 2026, which was an increase of $1,108 or 0.1%;
•	Reported quarterly loss of $2.00 million which was a decrease of $8,229 or 0.4% compared to Q1 2026;
•	Basic and Diluted loss per share of $0.03 versus a loss per share of $0.04 for Q1 2026;
•	On May 31, 2026, FingerMotion had $987,391 in cash, a working capital surplus of $4,381,852 and a positive shareholders equity of $13,329,467;
•	Total Assets were $61.90 million, Total Current Liabilities were $48.55 million and Total Liabilities were $48.57 million;
•	61,281,308 common shares were issued and outstanding as of May 31, 2026.

“During the quarter, we were pleased to see improved profitability metrics despite a sharp decline in lower-margin transaction revenue,” said CEO Martin Shen. “The Company’s gross profit and gross margin both improved year over year, reflecting a more favorable revenue mix and better cost discipline. Our discipline was reflected in the balance sheet with positive working capital and shareholders’ equity, which provides additional financial flexibility as management continues to execute on its platform strategy.”

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For more information on FingerMotion, visit: https://fingermotion.com

Company Contact:

FingerMotion, Inc.
For further information e-mail: info@fingermotion.com
Phone: 718-269-3366

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States securities laws. These statements relate to analysis and other information that are based on forecasts or future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". We have based these forward-looking statements on our current expectations about future events or performance. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. The forward-looking statements included in this release are made only as of the date hereof. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Report Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This news release shall not constitute an offer to sell or the solicitation of any offer to buy the Company's securities.